Exhibit 99.2

Motorola Solutions elects Ken Denman to its board of directors

CHICAGO – Feb. 2, 2017 – Motorola Solutions, Inc. (NYSE: MSI) today announced that Ken Denman has been elected to its board of directors.

Denman was previously president and chief executive officer of Emotient, Inc., a startup acquired by Apple in January 2016 that uses artificial intelligence technology to read people’s emotions by analyzing facial expressions. He also held CEO positions at two Silicon Valley software companies – Openwave Systems, Inc., and iPass, Inc. – and was Chief Operating Officer – Wireless, for London-based MediaOne International.

“I’m pleased that Ken has joined our board,” said Greg Brown, chairman and CEO, Motorola Solutions. “With his experience in driving innovation across mobile, broadband and software, Ken will provide our board with valuable technology insights.”

Denman currently serves on the board of ShoreTel, Inc., and Mitek, Inc., and serves as an advisory board member at the University of Washington’s Foster School of Business.

He holds a bachelor’s degree in accounting from Central Washington University and an MBA in finance and international business from the University of Washington.

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About Motorola Solutions

Motorola Solutions (NYSE: MSI) creates innovative, mission-critical communication solutions and services that help public safety and commercial customers build safer cities and thriving communities. For ongoing news, visit www.motorolasolutions.com/newsroom or subscribe to a news feed.

Media Contact

Tama McWhinney

Motorola Solutions

+1 847-538-1865

tama.mcwhinney@motorolasolutions.com

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Chris Kutsor

Motorola Solutions

+1 847-576-4995

chris.kutsor@motorolasolutions.com